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                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549



                                  FORM 8-K



              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934



      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 18, 1997



                        SPINNAKER INDUSTRIES, INC.
          (Exact name of registrant as specified in its charter)



    DELAWARE                      000-09559                   06-0544125
   (State of                  (Commission File              (IRS Employer
 incorporation)                    Number)                Identification No.)



                      600 N. PEARL STREET, SUITE 2160
                           DALLAS, TEXAS 75201
                  (Address of principal executive offices)



REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:    214-855-0322





                                                      Exhibit Index on page 5


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ITEM 5.  OTHER EVENTS

     On November 18, 1997, Spinnaker Industries, Inc., a Delaware corporation (the "Registrant") entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with S. D. Warren Company ("Seller") to purchase Seller's pressure sensitive business (the "Pressure Sensitive Business") located next to Seller's paper mill in Westbrook, Maine (the "Acquisition"). Seller is a large pulp and paper producer owned by an indirect wholly owned subsidiary of SAPPI, Ltd., a public South African conglomerate.

     The Pressure Sensitive Business is a major manufacturer and marketer of pressure sensitive adhesive-backed label stock primarily for the electronic data processing ("EDP") segment of the label stock market. The Pressure Sensitive Business generated $62.1 million of net sales in the fiscal year ended October 1, 1997, which, on a pro forma basis, accounted for 21% of the Registrant's net sales for the twelve months ended September 30, 1997.

     The Acquisition is consistent with the Registrant's long-term strategy for expanding its presence in the market for adhesive-backed label stock. The Registrant believes the addition of the Pressure Sensitive Business to Brown-Bridge's adhesive-backed label stock business will make the Registrant the fifth largest producer of label stock and the second largest provider of EDP label stock. Management of the Registrant believes that the strategic benefits of the Acquisition will be primarily derived from cross-selling opportunities, overhead reduction, manufacturing efficiencies and purchasing savings.

     Pursuant to the Asset Purchase Agreement, the Registrant agreed to purchase from Seller substantially all of the assets (other than real property) relating to the Pressure Sensitive Business. In connection with its purchase of the Pressure Sensitive Business, the Registrant intends to enter into a Site Lease, pursuant to which the Registrant will lease from Seller a portion of the Westbrook facility for a term of 99 years at a nominal rent of $1.00 per year, and a Site Separation and Services Agreement pursuant to which the Registrant shall obtain utility, supply shipping, storage, maintenance and administrative services from the Seller. The Registrant will also enter into a Space Lease, whereby it will temporarily lease certain industrial space from Seller for the operation of the Pressure Sensitive Business. The purchase price to be paid by the Registrant for the Pressure Sensitive Business is approximately $52.8 million, plus the assumption of certain liabilities, subject to a working capital adjustment.

     The Registrant is also filing a report on Form 8-K pertaining to the Registrant's announcement of its proposed sale of approximately 1,000,000 shares of a newly created class of convertible preferred stock (the "Preferred Stock"). The Registrant anticipates funding the purchase price with new borrowings under its existing Revolving Credit Facility with Bankers Trust Company (which is being amended to increase the available credit line thereunder to an aggregate $60 million) and approximately $23.6 million in net proceeds from the sale of the Preferred Stock.

     The Pressure Sensitive Business' plant, which is highly automated and efficient, specializes in manufacturing pressure sensitive materials

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with a focus on electronic data processing products for large accounts.
Because of initial post-acquisition costs and interest expense related to the Acquisition, the Pressure Sensitive Business is not expected to contribute materially to Registrant's profitability in fiscal 1998.

     Registrant also has a letter of intent to acquire substantially all of the assets of an industrial tape manufacturer for approximately $20 million. Consummation of that transaction is subject to various conditions, including without limitation due diligence, execution of a definitive agreement and Board approval. The business generated net sales of approximately $20.0 million in 1996, on an unaudited basis.

     There can be no assurance that either of the above transactions will be consummated.

                                ------------------

     This document contains certain forward looking information. Such information is based on certain assumptions and estimates and, accordingly, may be subject to risk, uncertainty and inaccuracy.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)    EXHIBITS.

99.1   Summary Historical and Unaudited Pro Forma Consolidated Financial Data














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     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       SPINNAKER INDUSTRIES, INC.



Date:  February 5, 1998                By: /s/ Craig J. Jennings
                                          --------------------------------
                                           Craig J. Jennings
                                           Vice President, Finance and Treasurer



















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                                INDEX TO EXHIBITS


99.1   -   Summary Historical and Unaudited Proforma Consolidated Financial Data












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